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                                                             Exhibit 23.4


                         Consent of Independent Auditors

The Board of Directors
Beazer Homes USA, Inc.:


We consent to the use of our report dated March 23, 2001, except as to note 9, which is as of August 1, 2001, with respect to the combined balance sheet of April Corporation and Sanford Homes of Colorado, LLP as of December 31, 2000, and the related combined statements of operations, owners' equity and comprehensive income, and cash flows for the year ended, incorporated by reference in a current report on Form 8-K/A filed on October 15, 2001, which is incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG LLP

Denver, Colorado
July 15, 2002